InnerWorkings Announces Second Quarter 2018 Results
$85 million in new business awarded year to date;
detailed plan underway to reduce G&A expenses by $20 million to improve profitability

CHICAGO, IL - August 14, 2018 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three and six months ended June 30, 2018. For all non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

“One of the best indicators of a company's strength is its ability to grow within its existing clients. We have been awarded additional work with two existing accounts in just the last two weeks, and our pipeline is full of opportunities to further penetrate our customer base,” said Chief Executive Officer Rich Stoddart. “With the momentum of our new wins and a robust plan to improve our cost structure, InnerWorkings is poised to deliver significant value for our shareholders.”
Financial and Business Highlights

•
Gross revenue was $282.0 million in the second quarter of 2018, an increase of 1% compared to $280.1 million in the second quarter of 2017. Excluding currency impacts, second quarter gross revenue increased 4% compared to the same period of last year.

•	Gross profit (net revenue) was $64.9 million, or 23.0% of gross revenue in the second quarter of 2018, compared to $70.0 million, or 25.0% of revenue, in the same period of last year.

•	Net loss for the second quarter of 2018 was $(0.3) million, or $(0.01) per diluted share, compared to net income of $4.4 million, or $0.08 per diluted share in the second quarter of 2017.

•	Non-GAAP earnings per diluted share for the second quarter of 2018 was $0.01, compared to $0.12 in the second quarter of 2017.

•	Non-GAAP adjusted EBITDA was $8.2 million in the second quarter of 2018, compared to $16.5 million in the second quarter of 2017.

•
InnerWorkings has been awarded additional work from new and existing clients so far during 2018, which collectively is expected to drive $85 million of annual revenue at full run-rate. Recent new wins include two expansions with global Fortune 500 companies in the healthcare and food verticals.

Cost Reduction Plan

InnerWorkings has implemented an aggressive cost reduction plan which is expected to enable the company to reduce selling, general and administrative expenses in 2019 to be in line with 2017 expenses. The Company expects to reduce annualized G&A expenses by $20 million over the next few quarters, with reductions made across the business to optimize staffing levels, realign underperforming operations, and better leverage talent across accounts.

“We have already initiated cost reduction measures with approximately 50% of the plan to be actioned by October 1st,” said Chip Hodgkins, Interim Chief Financial Officer of InnerWorkings. “If in 2019 we achieve a similar gross revenue growth rate and gross margin as compared to this year, these cost reductions are expected to enable 2019 non-GAAP adjusted EBITDA of $65 to $70 million, or approximately 30% above our expectation for 2018.”

Outlook

The Company reaffirmed its 2018 guidance for gross revenue at a range of $1.155 billion to $1.190 billion, representing growth of 1% to 4% compared to 2017. 2018 gross margin is expected to be approximately 24%. Non-GAAP adjusted EBITDA is expected to be between $50 million and $53 million in 2018. The Company forecasts 2018 non-GAAP diluted earnings per share to be $0.30 to $0.33. Including the benefits of the cost reduction plan mentioned above, the Company expects non-GAAP adjusted EBITDA to be between $65 million and $70 million in 2019.

Conference Call

Rich Stoddart, Chief Executive Officer, and Chip Hodgkins, Interim Chief Financial Officer, will host a conference call to discuss the results today at 4:00 p.m. Central time (5:00 p.m. Eastern time).

The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings' website at http://investor.inwk.com/events. A replay of the webcast will be available later today at the same location.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the SEC: non-GAAP adjusted EBITDA, non-GAAP diluted earnings per share and constant currency revenue. The Company believes these measures provide useful information to investors because they provide further insights into the Company’s financial performance. These measures are also used by management in its financial and operational decision-making and evaluation of overall performance. With respect to constant currency, we believe such presentation allows investors to measure our financial performance exclusive of foreign currency exchange fluctuations more clearly. Constant currency revenue is calculated by retranslating current period revenue at a consistent rate with the prior period results. This approach is based on the pricing currency for each country, which is typically the functional currency. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of non-GAAP adjusted EBITDA, non-GAAP diluted earnings per share, and constant currency included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K/A.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs 2,100 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
InnerWorkings, Inc.
Bridget Freas
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
		(as restated)		(as restated)
Revenue	$281,967	$280,066	$556,506	$544,471
Cost of goods sold	217,096	210,020	425,568	409,721
Gross profit	64,871	70,046	130,938	134,750
Operating expenses:
Selling, general and administrative expenses	59,002	55,054	120,169	108,669
Depreciation and amortization	3,514	3,182	7,173	6,086
Change in fair value of contingent consideration	—	1,884	—	844
Income from operations	2,355	9,926	3,596	19,151
Other income (expense):
Interest income	54	12	115	46
Interest expense	(1,517)	(1,038)	(3,085)	(2,041)
Other, net	(588)	(1,164)	(1,433)	(1,388)
Total other expense	(2,051)	(2,190)	(4,403)	(3,383)
(Loss) income before income taxes	304	7,736	(807)	15,768
Income tax expense	603	3,362	1,176	5,716
Net (loss) income	$(299)	$4,374	$(1,983)	$10,052

Basic (loss) earnings per share	$(0.01)	$0.08	$(0.04)	$0.19
Diluted (loss) earnings per share	$(0.01)	$0.08	$(0.04)	$0.18

Weighted-average shares outstanding – basic	51,770	53,278	52,738	53,665
Weighted-average shares outstanding – diluted	51,770	55,189	52,738	55,070

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2018	December 31, 2017
	(unaudited)	(as restated)
Assets
Current assets:
Cash and cash equivalents	$28,266	$30,562
Accounts receivable, net	185,222	205,386
Unbilled revenue	47,906	50,016
Inventories	40,781	40,694
Prepaid expenses	20,584	18,565
Other current assets	26,296	37,865
Total current assets	349,055	383,088
Property and equipment, net	68,028	36,714
Intangibles and other assets:
Goodwill	199,135	199,946
Intangible assets, net	25,068	27,563
Deferred income taxes	1,084	691
Other non-current assets	2,047	1,636
Total intangibles and other assets	227,334	229,836
Total assets	$644,417	$649,638
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$122,452	$141,164
Accrued expenses	34,386	34,391
Deferred revenue	20,022	17,620
Revolving credit facility - current	136,538	—
Other current liabilities	22,770	24,078
Total current liabilities	336,168	217,253
Revolving credit facility - non-current	—	128,398
Financing obligation - build-to-suit leases	31,147	—
Deferred income taxes	12,236	12,043
Other non-current liabilities	7,075	7,399
Total liabilities	386,626	365,093
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	237,634	235,199
Treasury stock at cost	(81,471)	(55,873)
Accumulated other comprehensive loss	(21,472)	(19,229)
Retained earnings	123,094	124,442
Total stockholders' equity	257,791	284,545
Total liabilities and stockholders' equity	$644,417	$649,638

Condensed Consolidated Statement of Cash Flows
(Unaudited)

(in thousands)	Six Months Ended June 30,
	2018	2017
		(as restated)
Cash flows from operating activities
Net income (loss)	$(1,983)	$10,052
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	7,173	6,086
Stock-based compensation expense	2,823	2,921
Deferred income taxes	—	624
Bad debt provision	630	82
Implementation cost amortization	263	—
Change in fair value of contingent consideration	—	844
Payments of contingent consideration	—	(662)
Other operating activities	(154)	104
Change in assets:
Accounts receivable and unbilled revenue	21,643	(26,620)
Inventories	(87)	1,890
Prepaid expenses and other assets	9,424	(971)
Change in liabilities:
Accounts payable	(18,735)	3,370
Accrued expenses and other liabilities	1,643	(69)
Net cash provided by (used in) operating activities	22,640	(2,349)

Cash flows from investing activities
Purchases of property and equipment	(5,490)	(7,024)
Net cash used in investing activities	(5,490)	(7,024)

Cash flows from financing activities
Net borrowings from revolving credit facility	8,629	11,491
Net short-term secured (repayments) borrowings	(578)	37
Repurchases of common stock	(25,689)	(10,041)
Payments of contingent consideration	—	(1,427)
Proceeds from exercise of stock options	284	1,319
Other financing activities	(695)	(119)
Net cash (used in) provided by financing activities	(18,049)	1,260

Effect of exchange rate changes on cash and cash equivalents	(1,397)	726
Decrease in cash and cash equivalents	(2,296)	(7,387)
Cash and cash equivalents, beginning of period	30,562	30,924
Cash and cash equivalents, end of period	$28,266	$23,537

Reconciliation of Non-GAAP Adjusted EBITDA, Non-GAAP Diluted Earnings Per Share and Constant Currency
(Unaudited)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
		(as restated)		(as restated)
Net (loss) income	$(299)	$4,374	$(1,983)	$10,052
Income tax expense	603	3,362	1,176	5,716
Interest income	(54)	(12)	(115)	(46)
Interest expense	1,517	1,038	3,085	2,041
Other, net	588	1,164	1,433	1,388
Depreciation and amortization	3,514	3,182	7,173	6,086
Stock-based compensation expense	1,406	1,503	2,823	2,921
Change in fair value of contingent consideration	—	1,884	—	844
Professional fees related to ASC 606 implementation	60	—	1,092	—
Executive search fees	234	—	234	—
Restatement-related professional fees	537	—	537	—
Other professional fees	80	—	80	—
Non-GAAP Adjusted EBITDA	$8,186	$16,493	$15,535	$29,002

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
		(as restated)		(as restated)
Net (loss) income	$(299)	$4,374	$(1,983)	$10,052
Change in fair value of contingent consideration	—	1,884	—	844
Czech exit from exchange rate commitment, net of tax	—	294	—	294
Professional fees related to ASC 606 implementation, net of tax	45	—	819	—
Executive search fees, net of tax	176	—	176	—
Restatement-related professional fees, net of tax	403	—	403	—
Other professional fees, net of tax	60	—	60	—
Adjusted net income (loss)	$385	$6,552	$(526)	$11,190
Weighted-average shares outstanding, diluted	52,528	55,189	52,738	55,070
Non-GAAP diluted earnings (loss) per share	$0.01	$0.12	$(0.01)	$0.20

(in thousands)	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018

Revenue as reported	$281,967	$556,506
Currency impact	10,580	4,421
Constant currency revenue	$292,547	$560,927